Exhibit 10.6

GLOBAL BLOOD THERAPEUTICS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Non-Employee Director Compensation Policy (the “Policy”) of Global Blood Therapeutics, Inc., a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company. In furtherance of this purpose, effective as of March 24, 2020 (the “Effective Date”), all non-employee directors shall be paid compensation for services provided to the Company as set forth below:

Cash Retainers

Annual Retainer for Board Membership: $45,000 for general availability and participation in meetings and conference calls of our Board of Directors (the “Board”). Additional $25,000 for service as lead independent director or non-executive Chairperson of the Board. No additional compensation for attending individual Board meetings.

Additional Annual Retainers for Committee Membership and Service as Chairperson:

Audit Committee Chairperson:	$20,000
Audit Committee member:	$10,000
Compensation Committee Chairperson:	$15,000
Compensation Committee member:	$7,500
Nominating and Corporate Governance Committee Chairperson:	$10,000
Nominating and Corporate Governance Committee member:	$5,000
Commercial Committee Chairperson:	$15,000
Commercial Committee member:	$7,500
Research and Development Committee Chairperson:	$15,000
Research and Development Committee member:	$7,500

No additional compensation for attending individual committee meetings.

All cash retainers will be paid quarterly, in arrears, or upon the earlier resignation or removal of the non-employee director. Cash retainers owing to non-employee directors shall be annualized, meaning that with respect to non-employee directors who join the Board during the calendar year, such amounts shall be pro-rated based on the number of calendar days served by such director.

Equity Retainers

All grants of equity retainer awards to non-employee directors pursuant to this Policy will be automatic and nondiscretionary and will be made in accordance with the following provisions:

(a)        Value.   For purposes of this Policy, “Value” means with respect to (i) any award of stock options the grant date fair value of the option (i.e., Black-Scholes Value) determined in accordance with the reasonable assumptions and methodologies employed by the Company for calculating the fair value of options under ASC 718; and (ii) any award of restricted stock and restricted stock units the product of (A) the average closing market price on The NASDAQ Global Select Market (or such other market on which the Company’s common stock, par value $0.001 per share (“Common Stock”) is then principally listed) of one share of Common Stock over the 60-day period preceding March 17th, and (B) the aggregate number of shares pursuant to such award.

(b)        Revisions.   The Compensation Committee of the Board (the “Compensation Committee”) in its discretion may change and otherwise revise the terms of awards to be granted under this Policy, including, without limitation, the number of shares subject thereto, for awards of the same or different type granted on or after the date the Compensation Committee determines to make any such change or revision.

(c)        Initial Equity Grants:   One-time equity grants to each new non-employee director upon his/her election to the Board after the Effective Date of (i) an option to purchase shares of Common Stock, with a Value of $415,000, an exercise price per share equal to the closing price of a share of Common Stock on the date of grant and a term of ten years, provided that the maximum number of shares of Common Stock subject to each such option shall be 11,200 shares and (ii) a grant of restricted stock units with a Value of $415,000, provided that the maximum number of shares of Common Stock subject to each such grant of restricted stock units shall be 7,200 shares. Such initial option grant shall vest in equal monthly installments during the 36 months following the date upon which the director is first elected to the Board and such initial restricted stock unit grant shall vest in equal annual installments during the three years following the date upon which the director is first elected to the Board, in each case subject to the director’s continued service on the Board through each applicable vesting date unless the Board determines that the circumstances warrant continuation of vesting.

(d)        On the date of each Annual Meeting of Stockholders:   Annual equity grants to each non-employee director serving on the Board immediately following the Company’s annual meeting of stockholders consisting of (i) an option to purchase shares of Common Stock, with a Value of $207,500, an exercise price per share equal to the closing price of a share of Common Stock on the date of grant and a term of ten years, provided that the maximum number of shares of Common Stock subject to each such option shall be 5,600 shares and (ii) restricted stock units with a Value of $207,500, provided that the maximum number of shares of Common Stock subject to each such grant of restricted stock units shall be 3,600 shares. Such annual option grant shall vest 1/12th on each month following the grant date on the same day of the month as the grant date (and if there is no corresponding day, on the last day of the applicable month) for 11 months and the remaining 1/12th on the earlier of (A) the one-year anniversary of the grant date or (B) the Company’s next annual meeting of stockholders, and such annual restricted stock unit grant shall vest on the earlier of (1) the one-year anniversary of the grant date or (2) the Company’s next annual meeting of stockholders, in each case subject to the director’s continued service on the Board through each applicable vesting date unless the Board determines that the circumstances warrant continuation of vesting. If a new non-employee director joins our Board on a date other than the date of the Company’s annual meeting of stockholders, then such non-employee director will be granted a pro-rata portion of the annual equity grants based on the time between such non-employee director’s appointment and the Company’s next annual meeting of stockholders, on the first eligible grant date following such non-employee director’s appointment to our Board.

(e)        Additional Equity Grants:   In addition to the foregoing, non-employee directors may also be granted such additional stock options or restricted stock units in such amounts and on such dates as the Board may recommend.

(f)        Sale Event Acceleration.   Upon the consummation of a Sale Event (as defined in the Company’s 2015 Stock Option and Incentive Plan, as may be amended, restated or otherwise modified from time to time), the vesting of all outstanding unvested stock options and restricted stock units granted to each non-employee director under this Policy shall accelerate in full.

(g)        General.   The form of option agreement will give directors up to one year following cessation of service as a director to exercise the options (to the extent vested at the date of such cessation), provided that the director has not been removed for cause. All of the foregoing option grants will have an exercise price equal to the fair market value of a share of Common Stock on the date of grant.

Expenses

The Company shall reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending Board and committee meetings.

Amended and Restated Version Approved by the Board of Directors on September 8, 2016.

Amended: December 19, 2018.

Amended and Restated Version Approved by the Board of Directors on June 3, 2019.

Amended and Restated Version Approved by the Board of Directors on March 24, 2020.

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